Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the registration statements (Nos. 333-161415, 333-149836, 333-108436, 333-108445, 333-139025, and 333-178752) on Form S-8 and in the registration statement (No. 333-138875) on Form S-3 of HMS Holdings Corp. of our reports dated February 28, 2012, relating to our audit of the consolidated financial statements of HDI Holdings Inc. and Subsidiary as of and for the nine months ended September 30, 2011, and as of and for the year ended December 31, 2010, included in this Current Report on Form 8-K/A.

/s/ McGladrey & Pullen, LLP

McGladrey & Pullen, LLP

Las Vegas, Nevada

February 28, 2012